UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2016

ProShares Trust II

(Exact name of registrant as specified in its charter)

Delaware	001-34200	87-6284802
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Michael L. Sapir

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000E

Bethesda, Maryland 20814

(240) 497-6400

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Michael J. Schmidtberger, Esq.

James C. Munsell, Esq.

c/o Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

and

Robert J. Borzone Jr. c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000E

Bethesda, MD 20814

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 25, 2016, ProShares announced that it plans to close and liquidate ProShares Ultra Bloomberg Commodity (ticker symbol: UCD) and ProShares UltraShort Bloomberg Commodity (ticker symbol: CMD). Each fund trades on NYSE Arca.

After the close of business on August 25, 2016, each Fund will no longer accept creation orders. Trading in each Fund will be suspended prior to market open on August 26, 2016. Proceeds of the liquidation are currently scheduled to be sent to shareholders on or about September 1, 2016 (the “Distribution Date”).

Shareholders may sell their shares of the Fund (subject to any applicable brokerage or transaction costs) until the market close on August 25, 2016. From August 26, 2016 through the Distribution Date, shares of the Fund will not be traded on NYSE Arca and there will not be a secondary market for the shares. During this period, each Fund will be in the process of liquidating its portfolio and will not be managed in accordance with its investment objective.

Any shareholders remaining in a Fund on the Distribution Date will automatically have their shares redeemed for cash at the current net asset value. These cash distributions are taxable events. Shareholders should consult their tax advisor about any potential tax consequences.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated July 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2016

ProShares Trust II

By:

/s/ Todd B. Johnson
Todd B. Johnson
Principal Executive Officer